Exhibit 6.1

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this "Agreement"), dated as of April 29, 2020 is entered into between Richard Antonoff, Frank Georges, and Jack Georges, on the one hand (each a "Seller" and together the “Sellers”), and Denim.LA, Inc., a Delaware corporation, on the other hand ("Buyer").

RECITALS

WHEREAS, Sellers own all of the issued and outstanding shares of the capital stock (the "Seller Shares"), in Jack George’s, Inc., a New Jersey corporation (the "Company"), such ownership is reflected on Schedule A hereto;

WHEREAS, Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, the Seller Shares, subject to the terms and conditions set forth herein; and

WHEREAS, a portion of the purchase price payable by Buyer to Sellers shall be placed in escrow by Buyer, the release of which shall be contingent upon certain events and conditions, all as set forth in this Agreement and the Escrow Agreement (as defined herein);

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

The following terms have the meanings specified or referred to in this ARTICLE I:

"Action" means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

"Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Ancillary Documents" means the Escrow Agreement and the Assignment.

"Business Day" means any day except Saturday, Sunday or any other day on which commercial banks located in New York City are authorized or required by Law to be closed for business.

"Buyer's Accountants" means dbbmckennon, independent registered public accounting firm.

"CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

"Code" means the Internal Revenue Code of 1986, as amended.

“Change of Control Payments” means the aggregate amount of all change of control, bonus, termination, transaction, retention and severance payments, forgiveness of Indebtedness, increase in benefits or other similar payments or Liabilities that are accrued, incurred or payable by Company prior to or at the Closing or as a result of the consummation of the transactions contemplated by this Agreement pursuant to any arrangement in effect as of the date hereof or the Closing, to any Person as a result of or connection with the transactions contemplated by this Agreement (including any severance, termination and other payment that may arise in the future as a result of any termination of employment by Company after the Closing).

“Closing Inventory Valuation” means all finished goods inventory of Company as of the Closing Date valued, as to each sku of Company, as follows: (i) for each sku that has sold out within 60 days of receipt by Company for each of the prior twelve calendar months preceding the Closing Date and for each sku in which the primary component is an exotic skin (from alligator, snake, or similar exotic skin each an “Exotic”) and for each sku that was acquired by the Company further to a retailer-based purchase order, 100% of Company’s purchase order cost, (ii) for each sku that sold out after 60 days of receipt by Company but within 120 days of receipt by Company for each of the prior twelve calendar months preceding the Closing Date, excluding Exotics, 29% of Company’s purchase order cost, and (iii) for all other skus of the Company, 0% of Company’s purchase order cost.

“Closing Working Capital” means, as of the close of business on the Closing Date, Company’s cash and accounts receivable, less Company's current liabilities (excluding Seller Transaction Expenses), in each case, determined in accordance with GAAP.

“Company Transaction Expenses” means (i) all costs, fees and expenses incurred or accrued by Company or any Seller in connection with any efforts to sell Company, and the preparation, negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and the Transaction Documents, in each case, including any amounts payable to financial, tax, accounting and legal advisors, brokers or consultants, (ii) any obligations to pay any current or former directors, employees or consultants of Company any compensation, commission or other benefit arising or resulting from, triggered by or otherwise in connection with the execution of this Agreement or the transactions contemplated by this Agreement (including any Change in Control Payment), in each case, together with any Taxes relating thereto or arising therefrom, and (iii) all premiums and costs of any insurance tail policies; for each of the preceding sections (i), (ii) and (iii), whether or not any of the foregoing is actually invoiced, assessed or billed to the Company or any Seller prior to or at the Closing.

"Contracts" means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

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"Disclosure Schedules" means the Disclosure Schedules delivered by Sellers and Buyer concurrently with the execution and delivery of this Agreement.

"Dollars or $" means the lawful currency of the United States.

"Encumbrance" means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

"Environmental Claim" means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

"Environmental Law" means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term "Environmental Law" includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

"Environmental Notice" means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

"Environmental Permit" means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

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"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

"ERISA Affiliate" means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a "single employer" within the meaning of Section 414 of the Code or Section 4001 of ERISA.

"Escrow Agent" means a third party to be mutually acceptable by and among the parties hereto to act as Escrow Agent further to the Escrow Agreement.

"Escrow Agreement" means the Escrow Agreement to be entered into by Buyer, Seller and Escrow Agent at the Closing, substantially in the form of Exhibit A.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

"Governmental Authority" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

"Hazardous Materials" means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

"Indebtedness" means, without duplication and with respect to the Company, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments, (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker's acceptance or similar credit transactions; (g) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

"Intellectual Property" means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) ("Patents"); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing ("Trademarks"); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing ("Copyrights"); (d) internet domain names and social media account or user names (including "handles"), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein ("Trade Secrets"); (h) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; (i) rights of publicity; and (j) all other intellectual or industrial property and proprietary rights.

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“IPO” means the initial firm commitment public offering of the Buyer’s common stock on the Nasdaq Capital Market of the NYSE American, as the case may be.

“IPO Price” means the per share price of the Buyer’s common stock sold in the IPO.

"Knowledge of Sellers or Sellers’ Knowledge" or any other similar knowledge qualification, means the actual knowledge of any Seller or the Company.

"Law" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

"Losses" means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers, but excluding punitive and consequential damages.

"Material Adverse Effect" means any event, occurrence, fact, condition or change that is individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of any Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that "Material Adverse Effect" shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; or (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses.

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"Organizational Documents" means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

"Permits" means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities..

"Person" means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

"Real Property" means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

"Release" means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

"Representative" means, with respect to any Person, any and all directors/managing members, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

"Sellers’ Accountants" means Burton Cieri Del Sordi & Co.

"Taxes" means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

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"Tax Return" means any return, declaration, report, claim for refund, information return, or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

ARTICLE II
Purchase and sale

Section 2.01        Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, all of Sellers' right, title, and interest in and to the Seller Shares, free and clear of all Encumbrances, for the consideration specified in Section 2.03.

Section 2.02          Purchase Price. The purchase price for the Seller Shares shall paid in cash and in shares of Common Stock of Buyer (the “Buyer Shares”), calculated as follows and subject to adjustment pursuant to Section 2.05 hereof (the "Purchase Price"): Seven Million Five Hundred Thousand Dollars ($7,500,000) in cash and shares of the Buyer’s common stock which shall be a number of Buyer Shares equal to the lesser of (i) $1,500,000 at a per share price equal to the IPO Price or (ii) 0.9% of the Buyers Common Stock outstanding after issuance on a fully diluted and fully converted basis (which is currently estimated to be 178,605 shares based on 20,000,000 shares to be outstanding on a fully converted and fully-diluted basis, after issuance of the Buyer Shares). The amount of cash and dollar value percentage of Buyer Shares with respect to each Seller shall be opposite such Seller’s name as set forth on Schedule A.

Section 2.03          Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Seller Shares contemplated hereby shall take place at a closing (the "Closing") to be held no later than two Business Days after the last of the conditions to Closing set forth in ARTICLE VI have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Manatt, Phelps & Phillips LLP, 695 Town Center Drive, 14th Floor, Costa Mesa, CA 92646, or at such other time or on such other date or at such other place as Sellers and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date")

Section 2.04          Transactions to be Effected at the Closing.

(a)                  At the Closing, Buyer shall:

(b)                  deliver to Sellers:

(A)                Seven Million Five Hundred Thousand Dollars ($7,500,000) minus the amount necessary at the Closing to discharge in full all Company Transaction Expenses that remain unpaid as of the Closing (the “Estimated Closing Payment”).

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(1) Of the Estimated Closing Payment, $500,000 will be held in reserve to cover any Closing Working Capital Adjustment referenced in Section 2.05 (the “Holdback”), $500,000 will be delivered to the Escrow Agent at the Closing Date to cover potential indemnification obligations referenced in Article VII (the “Escrow Deposit”) and the balance will be delivered to the Sellers at the Closing Date in such percentages as set forth next to their names as set forth on Schedule A hereto. Buyer will, on behalf of Company, at the Closing pay each payee of unpaid Company Transaction Expenses the amounts set forth on the Closing Payment Schedule (as defined below) as being payable to such Persons.

(2) Three (3) Business Days prior to Closing, Sellers shall deliver to Buyer: (i) Sellers’ wire instructions; (ii) a statement setting forth Sellers’ good faith estimate of the Estimated Closing Payment; and (iii) a) a schedule setting forth, for each Company Transaction Expense expected to be outstanding as of the Closing Date, the Person to which Company Transaction Expense is owed, wire instructions for such Person and a good faith estimate of the amounts necessary to pay off such Company Transaction Expense as of the Closing Date in form and substance reasonably satisfactory to Buyer (the “Closing Payment Schedule”).

(B)     Certificates in the names of the Sellers as set forth on Schedule A representing a number of shares of Buyer’s Common Stock in an aggregate amount equal to the lesser of (i) $1,325,000 at a per share price equal to the IPO Price or (ii) approximately 0.8% of the Buyers Common Stock outstanding after issuance of the Buyer Shares on a fully diluted and fully converted basis (which is currently estimated to be 157,768 shares based on 20,000,000 shares to be outstanding on a fully converted and fully-diluted basis, after issuance of the Buyer Shares); and

(C)     the Ancillary Documents and all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 6.03 of this Agreement.

(ii)  deliver to the Escrow Agent:

(A)    a certificate representing a number of shares of Buyer’s Common Stock in an aggregate amount equal to the lesser of (i) $112,500 at a per share price equal to the IPO Price or (ii) approximately 0.1% of the Buyers Common Stock outstanding after issuance of the Buyer Shares on a fully diluted and fully converted basis (which is currently estimated to be 20,837 shares based on 20,000,000 shares to be outstanding on a fully converted and fully-diluted basis, after issuance of the Buyer Shares) representing the Buyer Shares to be held for the purpose of securing potential indemnification obligations referenced in Article VII the obligations of Sellers and the Company set forth in ARTICLE VII;

(B)     the Escrow Deposit; and

(C)     the Escrow Agreement.

(c)      At the Closing, Sellers shall deliver to Buyer:

(i)        an assignment of the Seller Shares to Buyer in form and substance satisfactory to Buyer (the "Assignment"), duly executed by each Seller; and

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(ii)     the other Ancillary Documents and all other agreements, documents, instruments or certificates required to be delivered by Sellers at or prior to the Closing pursuant to Section 6.02 of this Agreement.

(iii)   deliver to the Escrow Agent, the Escrow Agreement.

Section 2.05     Closing Working Capital Adjustment

(a)                On or before the ten (10th) day after the Closing Date, Buyer or its representatives shall calculate the Closing Working Capital and Closing Inventory Valuation and prepare and deliver to Sellers a statement setting forth in reasonable detail Buyer’s calculation of Net Working Capital and Closing Inventory Valuation.

(b)                If Sellers agree with Buyer’s calculation and accepts the amount of Closing Working Capital and Closing Inventory Valuation set forth in Buyer’s statement, Sellers may give to Buyer written notice to such effect and such amount shall be the Final Working Capital and Final Inventory Valuation.  Within thirty (30) days after Buyer’s delivery of its calculation of the Closing Working Capital and Closing Inventory Valuation, Sellers may deliver a written notice (a “NWC Protest Notice”) to Buyer of any good faith objections, specifying in reasonable detail any contested amounts and the basis therefore, which Sellers may have to the Closing Working Capital and Closing Inventory Valuation calculation, and setting forth Sellers’ determination of Closing Working Capital and Closing Inventory Valuation.  The failure of Sellers to deliver such NWC Protest Notice within the prescribed time period will constitute Sellers’ acceptance of the Closing Working Capital and Closing Inventory Valuation calculation delivered by Buyer as final. Any amounts not disputed in the NWC Protest Notice (if one is delivered) shall be deemed to be accepted by Sellers as final.  From and after the delivery of the NWC Protest Notice until the Final Net Working Capital and Final Inventory Valuation is finally determined pursuant to this Section 2.04, Sellers shall provide Buyer and any representatives retained by Buyer such information and detail and access to personnel, books and records as Buyer shall reasonably request for the purpose of enabling Buyer and its representatives to calculate, and to review Seller’s calculation of, the Closing Working Capital and Closing Inventory Valuation set forth in the NWC Protest Notice; provided, that, in no event shall Seller be required to provide any documents or other information covered by attorney-client privilege, the attorney work product doctrine or other similar protection.  If Buyer and Sellers are unable to resolve any disagreement with respect to the Closing Working Capital and Closing Inventory Valuation calculation within ten (10) days following Buyer’s receipt of the NWC Protest Notice, then only the amounts in dispute set forth in the NWC Protest Notice will be referred to the Arbitration Panel in accordance with the procedures set forth in Section 9.14 for final determination.  The determination by the Arbitration Panel of the amounts in dispute shall be based solely on presentations by Buyer and Sellers, and shall not involve the Arbitration Panel’s independent review.  Any determination by the Arbitration Panel shall not be outside the range defined by the respective amounts in the Closing Working Capital and Closing Inventory Valuation calculation proposed by Buyer and Sellers’ proposed adjustments thereto, and such determination shall be final, binding and non-appealable upon the parties. Each of Buyer and Seller shall pay for their own respective third party, out-of-pocket fees and expenses incurred in connection with obtaining and utilizing the services of the Arbitration Panel. For purposes of this Agreement, “Final Net Working Capital” and “Final Inventory Valuation” means Closing Working Capital and Closing Inventory Valuation, respectively, as finally determined pursuant to this Section 2.05.

(c)                Within ten (10) Business Days of the determination of the Final Working Capital and Final Inventory Valuation pursuant to Section 2.05(b)

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(i)                                         if the Final Working Capital plus the Final Inventory Valuation exceeds $1.5 million Buyer shall pay the Holdback plus an amount equal to any excess over the Holdback to Sellers in cash;

(ii)                                       if the Final Working Capital plus the Final Inventory Valuation is less than $1.0 million, , Buyer shall be entitled to retain the entire amount of the Holdback and Sellers shall pay an amount equal to such excess over the amount of the Holdback to Buyer in cash;

(iii)      if the Final Working Capital plus the Final Inventory Valuation is equal to or more than $1.0 million but less than $1.5 million (the “2.05(c)(ii) Difference”), Buyer shall pay Sellers an amount equal to the amount of the Holdback less an amount equal to the 2.0(c)(iii) Difference in cash; or

(iv)        if t the Final Net Working Capital plus the Final Inventory Valuation equals $1.5 million, Buyer shall pay Seller the entire amount of the Holdback in cash.

(d)                No interest shall accrue on any potential amount payable pursuant to Section 2.05 during the pendency of any dispute (pursuant to this Section 2.05 or otherwise) as to the correct amount.

(e)                Before submitting any dispute to arbitration as set forth above, the parties will engage a neutral third party to assist them in reaching agreement on Net Working Capital an the extent to which the same should include or exclude items of cash, inventory and net account receivables.

Section 2.06          Post-Closing Adjustment Based on Buyer Common Stock Price.

(a) Calculation/Effect. If at that date which is one year from the Closing Date, the product of the number of Buyer Shares issued hereunder multiplied by the then closing price per share of the common stock of the Buyer as quoted on the Nasdaq or NYSE American, as the case may be, less the value of of any Buyer Shares cancelled further to Article VII does not exceed One Million Five Hundred Thousand Dollars ($1,500,000), then the Buyer shall issue to the Sellers an additional aggregate number of shares of Buyer Common Stock equal to the valuation shortfall at a per share price equal to the then closing price per share of the common stock of the Buyer as quoted on the Nasdaq or NYSE American, as the case may be. Concurrently, the Buyer will cause an equivalent number of shares of common stock or common stock equivalents of the Buyer held by affiliated stockholders of Buyer prior to the IPO to be cancelled pro rata in proportion to the number of shares of common stock or common stock equivalents of the Buyer held by each of them..

(b) Adjustments for Tax Purposes. Any payments made pursuant to Section 2.06 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.07          Withholding Tax. Buyer and the Company shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer and the Company may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Sellers hereunder.

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ARTICLE III
Representations and warranties of sellers

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, each Seller, severally but not jointly, represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof.

Section 3.01          Organization and Authority of Sellers. Each Seller has full power and authority to enter into this Agreement and the Ancillary Documents to which such Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and any Ancillary Document to which such Seller is a party, the performance by each Seller of its obligations hereunder and thereunder, and the consummation by each Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of each Seller. This Agreement has been duly executed and delivered by each Seller, and (assuming due authorization, execution, and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of each Seller enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or other similar Laws affecting the enforcement of creditors’ rights generally. When each Ancillary Document to which each Seller is or will be a party has been duly executed and delivered by such Seller (assuming due authorization, execution, and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of such Seller enforceable against it in accordance with its terms.

Section 3.02          Organization, Authority and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of New Jersey and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.02 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. All limited liability company actions taken by the Company in connection with this Agreement and the other Ancillary Documents will be duly authorized on or prior to the Closing.

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Section 3.03    Capitalization.

(a)               Sellers are the record owners of and have good and valid title to the Seller Shares, free and clear of all Encumbrances. The Seller Shares constitute 100% of the total issued and outstanding shares of the capital stock of the Company. The Seller Shares have been duly authorized and are validly issued, fully-paid and non-assessable. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Seller Shares, free and clear of all Encumbrances.

(b)               The Seller Shares were issued in compliance with applicable Laws. The Seller Shares were not issued in violation of the Organizational Documents of the Company or any other agreement, arrangement, or commitment to which Seller or the Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(c)               There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any Seller Shares in the Company or obligating any Seller or the Company to issue or sell any Seller Shares (including the Seller Shares), or any other interest, in the Company. Other than the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Seller Shares.

Section 3.04       No Subsidiaries. The Company does not own, or have any interest in any shares or have an ownership interest in any other Person.

Section 3.05       No Conflicts; Consents. The execution, delivery and performance by each Seller of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of any Seller or Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to any Seller or the Company; (c) except as set forth in Section 3.05 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which any Seller or the Company is a party or by which any Seller or the Company is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance on any properties or assets of the Company, other than Permitted Encumbrances. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Seller or the Company in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 3.06          Financial Statements. Attached as Section 3.06 of the Disclosure Schedules are the audited balance sheets of the Company as of December 31, 2018 and December 31, 2019 and the related statements of income and cash flows for the fiscal years then ended, and the unaudited balance sheet of the Company (the “Balance Sheet”) as of the three month period ended March 31, 2020 (the “Balance Sheet Date”). Except as set forth therein, such financial statements (a) have been prepared from and are consistent with the books and records of the Company, (b) have been prepared in conformity with GAAP, (c) are complete and correct in all material respects, and (d) present fairly in all material respects the financial position and results of operations of the Company as of their respective dates and for the respective periods covered thereby.

Section 3.07          Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise (each a “Liability” and together the "Liabilities"), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

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Section 3.08          Absence of Certain Changes, Events, and Conditions. Except as set forth in Section 3.08 of the Disclosure Schedules, since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any:

(a)                  event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)                  incurrence, assumption or guarantee of any indebtedness for borrowed money by the Company in an aggregate amount in excess of $75,000;

(c)                  cancellation of any debts or claims or amendment, termination or waiver of any rights which could reasonably be expected to have a Material Adverse Effect;

(d)                  material damage, destruction or less, or any material interruption in use of, any of the Company’s material assets, whether or not covered by insurance;

(e)                  imposition of any Lien (other than Permitted Liens) upon any of the Company’s assets;

(f)                   adoption by the Company of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under similar Law; or

(g)                  any Contract to which the Company is a party to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09    Material Contracts.

(a)               Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts of the Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.10(b) of the Disclosure Schedules, being "Material Contracts"):

(i)                 each Contract of the Company involving aggregate consideration in excess of $75,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than 90 days' notice;

(ii)              all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain "take or pay" provisions;

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(iii)            all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv)             all Contracts that relate to the acquisition or disposition of any business, a material amount of equity or assets of any other Person or any real property (whether by merger, sale of stock or other equity interests, sale of assets or otherwise);

(v)               all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(vi)             all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or without more than 90 days' notice;

(vii)          except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company;

(viii)        all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(ix)             any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(x)               all Contracts between or among the Company on the one hand and Seller or any Affiliate of Seller (other than the Company) on the other hand; and

(xi)             any other Contract that is material to the Company and not previously disclosed pursuant to this Section 3.09.

(b)               Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to Sellers’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred with respect to the Company, or to Sellers’ knowledge any other party thereto, that with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.10       Title to Assets; Real Property.

(a)               The Company has good and valid title to all assets reflected in the Audited Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such assets are free and clear of Encumbrances except for the following (collectively referred to as "Permitted Encumbrances"):

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(i)                 liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company and which are set forth on Schedule 3.10(a).

(b)               The Company does not currently and has never owned any real property or any option to acquire any real property.

(c)               Section 3.10 of the Disclosure Schedules sets forth a list of each existing lease or similar agreement showing the parties thereto and the physical address covered by such lease or other agreement (the “Lease Agreements”) under which the Company is lessee of, or holds or operates, any real property owned by, used in or relating to the Company (the “Leased Real Property”). Each Lease Agreement for the Leased Real Property has been provided or made available to Buyer is in full force and effect. The Company is not in breach under the terms of such Lease Agreements.

Section 3.11       Condition and Sufficiency of Assets. Except as set forth in Section 3.11 of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company's business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted.

Section 3.12       Intellectual Property. Section 3.12 of the Disclosure Schedules lists all Company Intellectual Property. Except as set forth in Section 3.12 of the Disclosure Schedules: (A) To the Knowledge of the Company, the Company owns or possesses sufficient legal rights to all Company Intellectual Property without any conflicts with, or infringement of, the rights of others, and no product or service marketed or sold (or proposed to be marketed or sold) by the Company violates or will violate any license or infringes or will infringe any intellectual property rights of any other party. (B) Other than with respect to commercially available software products under standard end-user object code license agreements or standard license agreements for Free or Open Source Software, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person. (C) No claim has been asserted or, to the Knowledge of the Company, threatened against the Company involving any Intellectual Property (D) To the Knowledge of the Company, it will not be necessary to use any inventions of any of its employees or consultants made prior to or outside the scope of their employment by the Company. (E) Each employee and consultant has (i) assigned to the Company all intellectual property rights he or she owns that are related to the business of the Company and (ii) executed an agreement with the Company acknowledging the Company’s exclusive ownership of all Intellectual Property invented, created or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Company. (F) The Company does not utilizes any Free or Open Source Software in a manner that requires the Company to disclose, make available, or offer or deliver any portion of the source code of such any proprietary Company software or component thereof to any third party.

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Section 3.13       Inventory. All inventory of the Company, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company free and clear of all Encumbrances, and no inventory is held on a consignment basis. To Seller’s Knowledge, the quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

Section 3.14       Accounts Receivable. The accounts receivable reflected on the Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company and, to Seller’s Knowledge, not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Company, none of the Sellers has any reason to believe that any of the accounts receivable are not collectible in full within 90 days after billing. The reserve for bad debts shown on the Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Company have been determined in accordance with IFRS, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 3.15       Customers and Suppliers.

(a)               Section 3.15(a) of the Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to $75,000 for each of the two most recent fiscal years (collectively, the "Material Customers"); and (ii) the amount of consideration paid by each Material Customer during such periods. Except as set forth in Section 3.15(a) of the Disclosure Schedules, the Company has not received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

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(b)               Section 3.15(b) of the Disclosure Schedules sets forth (i) each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $75,000 for each of the two most recent fiscal years (collectively, the "Material Suppliers"); and (ii) the amount of purchases from each Material Supplier during such periods. Except as set forth in Section 3.15(b) of the Disclosure Schedules, the Company has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

Section 3.16       Insurance. Section 3.16 of the Disclosure Schedules sets forth a list of all insurance policies carried by or for the benefit of the Company, specifying the insurer, the name of the policy holder, the amount of coverage, the risk insured against, the deductible amount (if any) and the date through which coverage shall continue by virtue of premiums already paid. All such insurance policies are in full force and effect and the Company is not in default with respect to its respective obligations under any such insurance policies. There are no pending claims that have been denied insurance coverage.

Section 3.17       Legal Proceedings; Governmental Orders.

(a)               Except as set forth in Section 3.17(a) of the Disclosure Schedules, there are no Actions pending or, to Sellers’ Knowledge, threatened (a) against or by the Company affecting any of its properties or assets (or by or against any Seller or any Affiliate thereof and relating to the Company); or (b) against or by the Company, any Seller or any Affiliate of any Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Sellers’ Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)               Except as set forth in Section 3.17(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets. The Company is in compliance with the terms of each Governmental Order set forth in Section 3.17(b) of the Disclosure Schedules. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 3.18       Compliance With Laws; Permits.

(a)               Except as set forth in Section 3.18(a) material of the Disclosure Schedules, the Company has complied, and is now complying, with all Laws applicable to it or its business, properties or assets.

(b)               All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.18(b) of the Disclosure Schedules lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. To Sellers’ knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.18(b) of the Disclosure Schedules.

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Section 3.19       Environmental Matters.

(a)               The Company is currently and has been in compliance with all Environmental Laws and has not, and the Sellers have not, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)               The Company has not received any order, notice, or other written communication, or to Sellers’ Knowledge, oral communication, from any Governmental Body or third party of any alleged failure to comply with any Environmental Law, or of any obligation to undertake or bear the cost of any costs of investigation and remediation with respect to (i) any real property, leaseholds, or other interests currently or formerly owned or operated by the Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently owned or operated by the Company (the “Facilities”) or (ii) any other properties or assets (whether real, personal, or mixed) in which the Company has had an interest, or with respect to any property to which Hazardous Materials generated by the Company may have been sent where the alleged noncompliance or obligation described in such order, notice or communication remains unresolved;

(c)               There are no Proceedings or threatened claims, Liens (except Permitted Liens), or other restrictions of any nature, arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which the Company has an interest; and

(d)               There are no Hazardous Materials present in the soil or groundwater at the Facilities in such amounts that would give rise to material liabilities or obligations under any Environmental Law.

Section 3.20       Employee Benefit Matters.

(a)               Section 3.20(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity or other equity, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each "employee benefit plan" within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, manager, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 3.20(a) of the Disclosure Schedules, each, a "Benefit Plan").

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(b)               Each Benefit Plan has been established, maintained and administered in compliance in all material respects with its terms and the applicable Laws, including ERISA. No Employee Benefit Plan is subject to the minimum funding requirements under Section 412 of the Code or Title IV of ERISA. No Benefit Plan is a multiemployer plan (as defined in Section 3(37) of ERISA), and neither the Company nor any ERISA Affiliate currently has, or has ever had any obligation to contribute to any such multiemployer plan.

(c)               No Benefit Plan is the subject of any Action or nor have any of the Sellers or the Company received notice of any audit or examination by the Internal Revenue Service, the United States Department of Labor or any other governmental entity.

(d)               Except as set forth on Section 3.20(a) of the Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with other events, (i) result in any payment becoming due from the Company under any Benefit Plan, (ii) increase any benefits otherwise payable under any Benefit Plan, or (iii) result in the acceleration of the time of payment or vesting of any benefits under any Benefit Plan.

Section 3.21       Employment Matters.

(a)               Section 3.21(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. Except as set forth in Section 3.21(a) of the Disclosure Schedules, as of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full on the Balance Sheet) and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions, bonuses or fees.

(b)               Except as set forth in Section 3.21(a) of the Disclosure Schedule, the Company has complied in all material respects with all applicable Laws relating to wages, hours, and discrimination in employment. There have been no union organizing or election activities involving any non-union employees of the Company and, to the Knowledge of the Sellers, none are threatened as of the date hereof.

Section 3.22       Taxes. Except as set forth in Section 3.22 of the Disclosure Schedules:

(a)               There are no federal, state, local or foreign Taxes due and payable by the Company that have not been timely paid. There are no accrued and unpaid federal, state, local or foreign taxes of the Company that are due, whether or not assessed or disputed. There have been no examinations or audits of any Tax Returns or reports by any applicable federal, state, local or foreign governmental agency. The Company has duly and timely filed all federal, state, local and foreign Tax Returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to Taxes for any year. All Company Tax Returns required to be filed on or before the Effective Date are true, complete and correct in all respects.

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(b)               The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied in all material respects with all information reporting and backup withholding provisions of applicable Law.

Section 3.23       Books and Records. The minute books of the Company have been made available to Buyer, are complete and correct, and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the members and the managers, and no meeting, or action taken by written consent, of any such members or managers has been held for which minutes have not been prepared and are not contained in such minute books.

Section 3.24       Investment Representations

(a)               Risks of Investment. Each Seller recognizes that the acquisition of the Buyer Shares involves a high degree of risk in that an investor could sustain the loss of its entire investment, and the Company is and will be subject to numerous other risks and uncertainties, including without limitation, significant and material risks relating to the Company’s business and the industries, markets and geographic regions in which the Company competes.

(b)               Accredited Investor Status. Each Seller represents that it is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and that it is able to bear the economic risk of an investment in the Buyer Shares. Each Seller: (i) was not formed for the purpose of investing in the Company; and (ii) is authorized and otherwise duly qualified to purchase and hold the Buyer Shares.

(c)               Investment Experience. Each Seller acknowledges that it has prior investment experience, including without limitation, investment in non-listed and non-registered securities, or it has employed the services of an investment advisor, attorney or accountant to read all of the documents furnished or made available by the Company to each Seller and to evaluate the merits and risks of such an investment on its behalf, and that it recognizes the highly speculative nature of this investment.

(d)               Access to Information. Each Seller has been furnished or given access by the Company with or to all information regarding the Company and its financial condition and results of operations which it had requested or desired to know; all documents which could be reasonably provided have been made available for its inspection and review; it has been afforded the opportunity to ask questions of and receive answers from duly authorized representatives of the Company concerning the terms and conditions of the sale and purchase of the Buyer Shares, and any additional information which it had requested in that connection. Each Seller has not seen or received any advertisement or general solicitation with respect to the sale of any of the securities of the Company, including, without limitation, the Buyer Shares. Each Seller acknowledges that, except as set forth herein, no representations or warranties have been made to the Seller by either the Company or any of its agents, employees or affiliates and in entering into this transaction, no Seller is relying on any information, other than that contained herein and the results of independent investigation by the Sellers.

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(e)               Investment Intent; Resales. Each Seller acknowledges that the offer and sale of the Buyer Shares has not been reviewed or approved by the SEC because the offering of the Buyer Shares is intended to be a nonpublic offering pursuant to Section 4(a)(2) of the Securities Act. The Buyer Shares are being acquired by each Seller for its own account, for investment and without any present intention of distribution or reselling to others. Each Seller understands that it will not sell or otherwise transfer any of the Buyer Shares unless they are registered under the Securities Act or unless an exemption from such registration is available and, upon the Company’s request, the Company receives an opinion of counsel reasonably satisfactory to the Company confirming that an exemption from such registration is available for such sale or transfer.

(f)                Legends. Each Seller acknowledges and consents to the placement of one or more legends on any certificate or other document evidencing the Buyer Shares stating that they have not been registered under the Securities Act, substantially in the form as set forth below:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF, THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

Section 3.25          Brokers. Except as set forth in Section 3.25 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Sellers.

Section 3.26          Full Disclosure. No representation or warranty by any Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. See Disclosure Schedule attached.

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ARTICLE IV
Representations and warranties of buyer

Buyer represents and warrants to Sellers that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01          Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution, and delivery by Sellers) this Agreement constitutes a legal, valid, and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, , or other similar Laws affecting the enforcement of creditors’ rights generally. When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or other similar Laws affecting the enforcement of creditors’ rights generally.

Section 4.02          No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth in Section 4.02 of the Disclosure Schedules require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 4.03          Investment Purpose. Buyer is acquiring the Seller Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Seller Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Seller Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

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Section 4.04          Valid Issuance. Upon issuance in accordance with and pursuant to the terms of this Agreement, the Buyer Shares will be validly issued, fully paid and non-assessable.

Section 4.05          Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.

Section 4.06          Legal Proceedings. There are no Actions pending or, to Buyer's knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

ARTICLE V
Covenants

Section 5.01          Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Sellers shall, and shall cause the Company to, (x) conduct the business of the Company in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, Sellers shall:

(a)                  cause the Company to preserve and maintain all of its Permits;

(b)                  cause the Company to pay its debts, Taxes and other obligations when due and in a manner consistent with past practices;

(c)                  cause the Company to maintain the properties and assets owned, operated or used by the Company in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d)                  cause the Company to continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e)                  cause the Company to defend and protect its properties and assets from infringement or usurpation;

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(f)                   cause the Company to perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

(g)                  cause the Company to maintain its books and records in accordance with past practice;

(h)                  cause the Company to comply in all material respects with all applicable Laws; and

(i)                    cause the Company not to take or permit any action that would cause any of the changes, events, or conditions described in Section 3.08 to occur.

Section 5.02          Access to Information. From the date hereof until the Closing, Sellers shall, and shall cause the Company to, (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Sellers and the Company to cooperate with Buyer in its investigation of the Company. Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Sellers or the Company.

Section 5.03          No Solicitation of Other Bids.

(a)                  Sellers shall not, and shall not authorize or permit any of its Affiliates (including the Company) or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Sellers shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Company) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, "Acquisition Proposal" shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization or other business combination transaction involving the Company; (ii) the issuance or acquisition of Seller Shares in the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company's properties or assets.

(b)                  In addition to the other obligations under this Section 5.03, Sellers shall promptly (and in any event within three Business Days after receipt thereof by any Seller or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, the material terms and conditions of such request, or Acquisition Proposal, and the identity of the Person making the same.

(c)                  Sellers agree that the rights and remedies for noncompliance with this Section 5.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

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Section 5.04          Notice of Certain Events.

(a)                  From the date hereof until the Closing, Sellers and Buyer shall each promptly notify Buyer in writing of:

(i)                                            any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, any representation or warranty made by Sellers hereunder not being true and correct or (C) has resulted in, the failure of any of the conditions set forth in Section 6.02 to be satisfied;

(ii)                                         any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)                                       any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)                                        any Actions commenced or, to Sellers’ Knowledge or the knowledge of Buyer, as the case may be, threatened against, relating to or involving or otherwise affecting Sellers or Buyer or the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.17 or that relates to the consummation of the transactions contemplated by this Agreement.

Section 5.05          Resignations. Sellers shall deliver to Buyer written resignations, effective as of the Closing Date, of the officers and managers of the Company.

Section 5.06          Confidentiality. From and after the Closing, Sellers shall, and shall cause its Affiliates to, hold (and in the event of termination under Article XIII herein, Buyer as well as its Affiliates shall hold), and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent that Sellers (or Buyer in the event of termination) can show that such information (a) is generally available to and known by the public through no fault of Sellers (or Buyer in the event of termination), any of their Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Sellers or any of their Affiliates or their respective Representatives (or Buyer in the event of termination) are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Sellers shall promptly notify Buyer (or Buyer shall promptly notify Sellers in the event of termination) in writing and shall disclose only that portion of such information which Sellers are advised by their counsel in writing is legally required to be disclosed, provided that Buyer (or Seller as the case may be) may with diligence seek an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

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Section 5.07          Closing Conditions From the date hereof until the Closing, each party hereto shall, and Sellers shall cause the Company to, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VI hereof.

Section 5.08          Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.09          Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE VI
Conditions to closing

Section 6.01          Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)               The IPO shall have closed.

(b)               No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 6.02          Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer's waiver, at or prior to the Closing, of each of the following conditions:

(a)                  The representations and warranties of Sellers shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). Buyer hereby acknowledges that Sellers shall have the right to update any representation and warranty given further to ARTICLE III herein at any time after the date hereof through an update to the Disclosure Schedules, any such update a “Seller Disclosure Schedule Update”. If the Closing occurs, any such representation and warranty shall be amended by such Seller Disclosure Schedule Update.

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(b)                  Each Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, such Seller shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)                  No Action shall have been commenced against Buyer, any Seller or the Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)                  All approvals, consents and waivers that are listed on Section 3.05 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e)                  From the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(f)                   Sellers shall have duly executed and delivered the Assignment to Buyer.

(g)                  The other Ancillary Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Buyer.

(h)                  Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 6.02(a) and Section 6.02(b) have been satisfied.

(i)                    Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Company certifying that attached thereto are true and complete copies of all resolutions adopted by the board of managers/managing members of Company authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(j)                    Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Company certifying the names and signatures of the officers of Company authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

(k)                  Buyer shall have received resignations of the managers and officers of the Company pursuant to Section 5.05.

(l)                    Sellers shall have delivered to Buyer a good standing certificate (or its equivalent) for the Company from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized.

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(m)                Sellers shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 6.03          Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Sellers’ waiver, at or prior to the Closing, of each of the following conditions:

(a)                  The representations and warranties of Buyer shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date. Sellers hereby acknowledge that Buyer shall have the right to update any representation and warranty given further to ARTICLE IV herein at any time after the date hereof through an update to the Disclosure Schedules, any such update a “Buyer Disclosure Schedule Update”. If the Closing occurs, any such representation and warranty shall be amended by such Buyer Disclosure Schedule Update.

(b)                  Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)                  No action shall have been commenced against Buyer which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d)                  All approvals, consents and waivers that are listed on Section 4.02 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Sellers at or prior to the Closing.

(e)                  The Ancillary Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Sellers.

(f)                   Sellers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied.

(g)                  Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

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(h)                  Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

(i)                    Buyer shall have delivered a certificate evidencing the Buyer Shares to the Escrow Agent.

(j)                    Buyer shall have delivered to Sellers such other documents or instruments as Sellers reasonably request and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VII
Indemnification

Section 7.01    Survival Period. For purposes of this Agreement, (a) the representations and warranties of Sellers contained in Sections 3.01, 3.02, 3.03, 3.19, 3.22, 3.24 and 3.25 (each, a “Seller Fundamental Representation”) and the representations and warranties of Buyer contained in Sections 4.01, 4.02, 4.04 and 4.05 (each, a “Buyer Fundamental Representation”) shall survive indefinitely, and (b) all other representations and warranties not referenced in Section 7.01(a) shall survive for a period of twelve (12) months after the Closing Date. The Parties hereby agree that the foregoing is specifically intended to limit the time period within which a Party may make a Claim, notwithstanding any applicable statute of limitations. No Party shall be entitled to recover for any Losses pursuant to Sections 7.02 or 7.03 unless a Claim Notice is delivered to the Indemnifying Party before the applicable date set forth in this Section 7.01, in which case the claim set forth in the Claim Notice shall survive the applicable date set forth in this Section 7.01 until such time as such claim is fully and finally resolved. The covenants and agreements set forth in this Agreement and to be performed to any extent at or after the Closing Date or which shall not have been waived or amended as set forth herein shall survive until fully discharged and performed, and any claims for indemnification in respect of a breach of such covenants to be performed in any respect after the Effective Date may be made at any time within the applicable statute of limitations.

Section 7.02          Indemnification by Sellers. Each Seller, jointly but not severally, shall indemnify and hold harmless Buyer and each of its officers, managers, members, agents and representatives (collectively, the “Buyer Indemnified Parties”) from and against all Losses that Buyer Indemnified Parties may suffer or sustain by reason of or arising out of (a) any inaccuracy in any representation or warranty of Sellers contained in ARTICLE III, except  to the extent that the same has been modified or updated as set forth elsewhere herein, or (b) any breach of any covenant or agreement of Sellers contained in this Agreement (the amount of such Losses, the “Sellers Indemnifiable Amount”). Except for Claims (as such term is defined below) made further any breach of a Seller Fundamental Representation, all Claims made by Buyer shall be satisfied from the Escrow Deposit and the escrowed Buyer Shares; notwithstanding the foregoing, if Sellers (i) terminate this Agreement other than as set forth in Section 8.01 or (ii) breach the provisions of Section 5.03, in addition to all other remedies and damages Buyer may be entitled to further to the provisions hereof, Sellers shall be responsible to pay Buyer in cash for all costs and expenses incurred by Buyer in connection with the preparation of this Agreement and the Ancillary Agreements and all accounting costs and expenses incurred in connection with any audit of the Company’s financial statements.

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Section 7.03          Indemnification by Buyer. Buyer shall indemnify and hold harmless Sellers and each of their respective officers, managers, members, agents and representatives (collectively, the “Seller Indemnified Parties”) from and against all Losses that the Seller Indemnified Parties may suffer or sustain by reason of or arising out of (a) any inaccuracy in any representation or warranty contained in ARTICLE IV, except  to the extent that the same has been modified or updated as set forth elsewhere herein, and (b) any breach of any covenant or agreement of the Buyer contained in this Agreement (the amount of such Losses, the “Buyer Indemnifiable Amount”).

Section 7.04          Limitations on Indemnification.

(a)                  Except in the case of intentional fraud or a Claim involving a breach of any Buyer Fundamental Representation, the total aggregate Losses under the Buyer Indemnifiable Amount shall not exceed an amount equal to $500,000.

(b)                  Except in the case of intentional fraud or a Claim involving a breach of any Seller Fundamental Representation, the total aggregate Losses under the Seller Indemnifiable Amount shall not exceed an amount equal to the Escrow Deposit plus the escrowed Buyer Shares - all Claims by Buyer for indemnification further to this ARTICLE VII against the escrowed Buyer Shares shall result in the cancellation of an appropriate number of Buyer Shares deposited in the Escrow Account at a per share price equal to the IPO price.

(c)                  In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

Section 7.05          Indemnification Claims.

(a)                  If an Indemnified Party (the “Claimant”) wishes to assert an indemnification claim hereunder (a “Claim”), the Claimant shall deliver to the responsible Indemnifying Party a written notice (a “Claim Notice”) setting forth:

(i)                                            a description of the matter giving rise to the Claim, including a reasonably detailed description of the facts and circumstances known to Claimant giving rise to the Claim, and

(ii)                                         to the extent determinable based on facts known to the Claimant at such date, an estimate of the monetary amounts actually incurred or expected to be incurred for which indemnification is sought.

(b)                  Within thirty (30) days after receipt of any Claim Notice, the Indemnifying Party shall (i) acknowledge in writing its responsibility for all or part of such matter for which indemnification is sought under this ARTICLE VII, and will either (A) satisfy (subject to the terms and conditions of Section 7.05) the portion of such matter as to which responsibility is acknowledged, or (B) take such other action as is reasonably satisfactory to the Indemnified Party to provide reasonable security or other assurances for the performance of its obligations hereunder, and/or (ii) give written notice to the Indemnified Party of its intention to dispute or contest all or part of such responsibility. Upon delivery of such notice of intention to contest, the Parties will negotiate in good faith to resolve as promptly as possible any dispute as to responsibility for, or the amount of, any such matter. If the Parties fail to resolve such dispute within ninety (90) days of delivery of the notice of intention to contest, either Party may submit such dispute for resolution pursuant to Section 9.14.

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Section 7.06          Defense of Third-Party Claims.

(a)                  If an Indemnified Party receives written notice or otherwise obtains knowledge of any third-party claim or any threatened third-party claim that gives rise or is reasonably likely to give rise to a Claim against an Indemnifying Party, then the Indemnified Party shall promptly deliver to the Indemnifying Party a written notice describing such third-party claim in reasonable detail. The untimely delivery of such written notice by the Indemnified Party to the Indemnifying Party shall relieve the Indemnifying Party of liability with respect to such third-party claim only to the extent that it has actually been prejudiced by lack of timely notice under this Section 7.06(a) with respect to such third-party claim. The Indemnifying Party shall have the right, at its option, to assume the defense of any such third-party claim with counsel of its own choosing, which counsel shall be reasonably acceptable to the Indemnified Party. If the Indemnifying Party elects to assume the defense of an indemnification for any such third-party claim, then:

(i)                                            Except as set forth in Section 7.06(b), the Indemnifying Party shall not be required to pay or otherwise indemnify the Indemnified Party against any attorneys’ fees or other expenses incurred on behalf of the Indemnified Party in connection with such matter following the Indemnifying Party’s election to assume the defense of such matter so long as the Indemnifying Party continues to diligently conduct such defense;

(ii)                                         The Indemnified Party shall, subject to the Indemnifying Party’s agreement to appropriate confidentiality restrictions, use reasonable efforts to make available to the Indemnifying Party all books, records and other documents and materials that are under the direct or indirect control of the Indemnified Party or any of the Indemnified Party’s representatives that the Indemnifying Party reasonably considers necessary or desirable for the defense of such matter and shall, upon prior request and to the extent reasonably necessary in connection with the defense of such claim, make available to the Indemnifying Party reasonable access to the Indemnified Party’s personnel; provided that nothing herein shall require the Indemnified Party to disclose privileged documents that are unrelated to such claim except to the extent Indemnified Party is compelled to do so by a court of competent jurisdiction; and

(iii)                                       The Indemnified Party shall not be required to admit any liability with respect to such third-party claim.

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(b)                  If (i) the Indemnifying Party fails or refuses to assume the defense of and indemnification for such third-party claim within thirty (30) days of receipt of notice of such claim in accordance with Section 7.06(a), (ii) the Indemnifying Party fails to actively and diligently defend such third-party claim following any such acceptance, (iii) the third-party claim includes an injunction or seeks other equitable relief, (iv) the Indemnified Party shall have been advised by counsel reasonably acceptable to the Indemnifying Party that there are one or more legal or equitable defenses available to it which are different from or in addition to those available to the Indemnifying Party, and, in the reasonable opinion of the Indemnified Party, counsel for the Indemnifying Party could not adequately represent the interests of the Indemnified Party because such interests would be in conflict with those of the Indemnifying Party, or (v) the third-party claim includes damages that could exceed the limitations in Section 7.04, then at the Indemnified Party’s option, the Indemnified Party may assume the defense and if it assumes the defense, the Indemnified Party shall proceed to actively and diligently defend such third-party claim with the assistance of counsel of its selection, and the Indemnifying Party shall be entitled to participate in (but not control) the defense of such third-party claim, with its own counsel and at its own expense; provided, that if the Indemnifying Party agrees in writing that the Indemnified Party is entitled to indemnification hereunder for such third-party claim, and the Indemnifying Party is otherwise determined to be obligated for the Losses under this ARTICLE VII in respect of such third-party claim, then the Losses recoverable by Indemnified Party shall include all costs and expenses, including of the defense set forth herein.

(c)                  No third-party claim may be settled by the Indemnified Party without notice to, and the written consent of, the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. No third-party claim may be settled by the Indemnifying Party without notice to, and the written consent of, the Indemnified Party, which consent shall not be unreasonably withheld or delayed. For purposes of this Section 7.06, the decision not to pursue an appeal (whether as of right or discretionary) shall be deemed to be a decision to settle or compromise, requiring the prior written consent of the Party that has not assumed the defense of such matter, which consent shall not be unreasonably withheld.

ARTICLE VIII
Termination

Section 8.01    Termination. This Agreement may be terminated at any time prior to the Closing:

(a)               by the mutual written consent of Seller and Buyer;

(b)               by Buyer by written notice to Sellers if:

(i)                 Buyer is not then in material breach of any provision of this Agreement and (i) there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VI and such breach, inaccuracy or failure has not been cured by Seller within thirty (30) days of Sellers’ receipt of written notice of such breach from Buyer or (ii)Seller delivers to Buyer a Seller Disclosure Schedule Update which Buyer in its sole discretion declines in writing to accept within five (5) days of receipt; or

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(ii)              any of the conditions set forth in Section 6.01 or Section 6.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by December 31, 2020, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)               by Sellers by written notice to Buyer if:

(i)                 Sellers are not then in material breach of any provision of this Agreement and (i) there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VI and such breach, inaccuracy or failure has not been cured by Buyer within thirty (30) days of Buyer's receipt of written notice of such breach from Seller or (ii) Buyer delivers to Sellers a Buyer Disclosure Schedule Update which Sellers in their sole discretion decline in writing to accept within five (5) days of receipt;; or

(ii)              any of the conditions set forth in Section 6.01 or Section 6.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by December 31, 2020, unless such failure shall be due to the failure of any Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)               by Buyer or Sellers in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 8.02        Effect of Termination. In the event of the termination of this Agreement in accordance with this ARTICLE VIII, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except as set forth in Section 5.06, and the last sentence of Section 7.02.

ARTICLE IX
Miscellaneous

Section 9.01       Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 9.02       Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

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If to Sellers:	Richard Antonoff, as Representative of the Sellers 10 Bree Court Woodcliff Lake, NJ 07677 Facsimile: (908) 687-5391 Email: rick.antonoff1@gmail.com
with a copy to:	Gruen & Goldstein, Esqs. 1150 West Chestnut Street Union, NJ 07083 Facsimile: (908) 687-5391 Email: fgruen@gruengoldstein.com Attention: Fred R. Gruen, Esq.
If to Buyer:	Denim.LA, Inc. 537 Broadway Los Angeles, CA 90014 Facsimile: (310) Email: hil@dstld.la Attention: Hil Davis, Chief Executive Officer
with a copy to:	Manatt, Phelps & Phillips, LLP 695 Town Center Drive, 14th Floor Costa Mesa, CA 92646 Facsimile: (714) 371-2550 Email: tpoletti@manatt.com Attention: Thomas J. Poletti, Esq.

Section 9.03       Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

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Section 9.04       Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.05       Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.06       Successors and Assigns. No Party may assign or otherwise transfer this Agreement or any of its rights hereunder to any Person without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their successors, personal representatives, heirs and permitted assigns.

Section 9.07       Entire Agreement. This Agreement (along with all schedules and exhibits attached hereto) and the Related Agreements embody the entire agreement and understanding among the Parties with respect to the subject matter hereof.

Section 9.08       Amendment This Agreement may be amended, modified, waived, discharged or terminated only by an instrument in writing signed by each Party.

Section 9.09       Counterparts. This Agreement may be executed in several original or electronic counterparts, each of which is an original, but all of which shall constitute one instrument.

Section 9.10       Third-Party Rights. This Agreement shall not confer any rights or remedies upon any Person other than the Parties, the Indemnified Parties and their respective successors and permitted assigns.

Section 9.11       Exhibits and Schedules. Each of the exhibits and schedules referred to herein and attached hereto is an integral part of this Agreement and is incorporated herein by this reference.

Section 9.12       Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

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Section 9.13       Governing Law. The Laws of the State of Delaware, without regard to conflicts of Laws principles, shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Parties hereto.

Section 9.14       Dispute Resolution. Any claim, demand, disagreement, controversy or dispute that arises regarding, from or in connection with this Agreement or the breach or alleged breach or termination thereof, other than as set forth in Section 2.04 (collectively, a “Dispute”), between or among the Parties shall be resolved in accordance with the following dispute resolution procedures:

(a) Cooperation. If a Dispute arises, any Party may notify the other Parties by sending a written notice (a “Dispute Notice”), which Dispute Notice shall identify the Dispute in reasonable detail and set forth briefly the notifying Party’s position with respect to the Dispute. Upon receipt of any Dispute Notice, the Parties shall use reasonable efforts to cooperate and arrive at a mutually acceptable resolution of the Dispute within the next thirty (30) days.

(b) Arbitration. In the event that the Dispute is not resolved pursuant to the procedures described in Section 9.14(a), any Party may request that the Dispute be submitted to binding arbitration by providing a notice of arbitration (the “Arbitration Notice”) to the other Parties to the Dispute. The Arbitration Notice shall be issued within thirty (30) days following the conclusion of the thirty (30)-day cooperation period described in Section 9.15 and shall identify the unresolved Dispute in reasonable detail.

(c) Selection of the Arbitrator. The Parties agree that the Dispute shall be submitted to a single arbitrator, acceptable to both Parties, who has at least twenty (20) years’ experience in the consumer software industry. The Parties shall use their commercially reasonable efforts to mutually select a qualified arbitrator within ten (10) days after the Arbitration Notice has been delivered. If the Parties cannot agree on the arbitrator within such ten (10)-day period, then any Party may request that ADR Services, Inc. or American Arbitration Association or NAMS appoint the arbitrator (who must have the qualifications described above) in accordance with its Arbitration Rules. The Party seeking action by ADR Services, Inc. or American Arbitration Association or NAMS shall request that the appointment be made within ten (10) days.

(d) The Arbitration Hearing. The arbitration hearing shall be held on a date and at a place and time mutually acceptable to the arbitrator and the Parties within thirty (30) days following the appointment of the arbitrator. At least 72 hours in advance of the arbitration hearing, each Party involved in the Dispute shall prepare its best and final offer to settle the Dispute in full (the “Final Offers”), and shall deliver its Final Offer to the other Parties involved in the Dispute and the arbitrator. The arbitrator shall determine the format of the arbitration hearing to ensure that the Parties have an opportunity to make an oral presentation of their views of the Dispute and to explain their Final Offers.

(e) The Decision. Upon the conclusion of the arbitration hearing, the arbitrator shall and make an Award not less than the low Final Offer or more than the high Final Offer without variation, and enter that as the arbitrator’s award. The arbitrator’s award will be final and binding on the Parties and the Parties shall be required to act in accordance with such decision.

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Section 9.17       Fees and Expenses. Except to the extent specifically set forth in this Agreement, the Parties shall pay their own fees and expenses incurred in connection with the Dispute resolution proceedings set forth in this Section 9.17, provided that in the case of an arbitration, the arbitrator may include in its decision the award of fees and expenses to the prevailing party.

Section 9.18       Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Jack Georges

/s/ Jack Georges

Frank Georges

/s/ Frank Georges

Richard Antonoff

/s/ Richard Antonoff

DENIM.LA, INC.

By	/s/ Hil Davis
Name: Hil Davis
Title: Chief Executive Officer

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SCHEDULE A

SELLER SHARES OWNED/% OR DOLLAR VALUE OF BUYER SHARES TO BE ISSUED AND CASH TO BE PAID

Jack Georges 52%

Frank Georges 24%

Richard Antonoff 24%

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